EXHIBIT 99.2

March 25, 2014

Apollo Hospital System LP
9201 Pinecroft
The Woodlands, Texas  77380

Ladies and Gentlemen,

We are pleased to have the opportunity to provide consulting services to your company. This letter is intended to confirm the terms of our representation of services to you. This document covers matters that establish our working relationship, so please read it carefully. Specifically, this Standard Engagement Letter describes the terms upon which Med One Oak, Inc. (“Med One”) will provide professional services to your organization. At your direction, we will undertake to provide appropriate consulting services in order to advance your interests with respect to such matters as you may assign to us and we may accept on a periodic and/or ad-hoc basis.

1. Professional Undertaking: Our goal is to provide you with quality consulting services, on schedule and at a reasonable cost. Using our professional judgment, we will endeavor to assign work on your behalf to those professionals at Med One that we deem appropriate under the circumstances. Although we will do our best to serve you effectively, we cannot guarantee success on any given project or endeavor. Nor do we guarantee that any particular result will be attained by us. We understand services you might require from us may include, but will not be limited to: accounting, financial, operational, project management, merger and acquisition, and general business advisory services.

2. Fees: Generally, our fees for services will be based on actual time incurred by our professionals in carrying out tasks assigned to them by you or others at Apollo Hospital applied to an hourly rate that yields an approximate 5% gross margin. Accordingly, the effective hourly rate charged will correlate with each personnel’s experience, education, training and level of professional attainment. Currently, such hourly rates range from $80 to $200 for professionals, and for staff support, including individuals involved in data entry, from $40 to $125.

3. Other Fee Arrangements: On occasion, and by specific separate agreement, a fee schedule other than that based on an hourly fee, such as a fixed fee for a specifically defined project may be utilized. In such a case, the fee and payment schedule will be set forth in a separate agreement or addendum, but all other terms of this Standard Engagement Letter will apply.

4. Costs: In the course of rendering services to your organization, it may be necessary for us to incur expenses for items such as long-distance telephone calls, special delivery services, travel, lodging and meals. The actual expenses may vary depending on the type of services that we provide to your company. Certain expenses may include an adjustment, above cost, to cover our expenses in providing the billed service or product. However, expenses paid entirely to third parties (such as travel and lodging expenses) will be billed to you at our “out-of-pocket” cost.

5. Invoices: Our invoices are prepared and mailed monthly or as services or expenses are incurred. Our invoices are payable upon presentation.

6. Retainer: We reserve the right to require an advance payment before commencing work on your behalf. Our proposal or estimation documents will specify the amount of any such advance required by our firm. In most cases, the retainer amount is calculated to cover initial consultation fees and expenses for a 30-day period. Many consulting engagements involve conferences, trips and advance scheduling. The retainer balance allows us to schedule conferences and trips and confirm the dates. Fees and expenses are invoiced as incurred, and unless they are deemed to be the last such fees and expenses associated with the project, in accordance with the policy the retainer will not be used to pay these invoices. In this way, adequate funds exist on deposit to allow planning and scheduling of subsequent trips and associated fees and expenses. If retainer balances are deemed insufficient to cover subsequent fees and expenses, additional retainer may be required. Any remaining retainer balance at the conclusion of the engagement will be refunded.

7. Warranties: During the course of the engagement, we may recommend the purchase and installation of computer or technological hardware, software, communication devices and/or services by your company. Warranties, to the extent they exist, are provided solely by the manufacturer/vendor of those products, and we specifically disclaim all warranties, expressed or implied, including the implied warranty of merchantability and fitness for a particular purpose associated with these products or services.

8. Term: You have the right to terminate our services, with a 30 day notice, at any time after an initial 90 day period commencing upon the date of this Standard Engagement Letter. We have the same right, subject to a professional and ethical obligation to give you reasonable notice to arrange for alternative support.

9. Special Arrangements: Special arrangements, if any, governing the basis on which we will provide and bill professional services to you and varying from or expanding upon the general arrangements set forth in this Standard Engagement Letter would be described in a cover letter to you or in a separate agreement or addendum.

10. Confidentiality: We treat all aspects of our client relationships as confidential, and will gladly provide or sign appropriate non-disclosure agreements if desired.

11. Other Matters: Unless we otherwise agree, the terms and conditions of this letter will apply to all matters for which you engage us. If you have any questions or concerns about the terms of this Standard Engagement Letter, please contact us immediately.

Please acknowledge your receipt of this Letter, and your agreement with the terms and conditions set forth by signing below.

Very Truly Yours,

/s/ Pamela J. Roth

Pamela J. Roth
CFO
Med One Oak, Inc.

Approved and Acccepted by:

Company Name:       Apollo Hospital System, LP
Billing Address:        9201 Pinecroft
The Woodlands, Texas  77380

By (Printed Name):    Marion Fawn Creighton

Signature:   /s/ Fawn Creighton

Title:           CEO                                                       Dated:  3/25/14